Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

ZiLOG, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of ZiLOG, Inc. in connection with the 2004 Employee Stock Purchase Plan of ZiLOG, Inc., to be filed on or about April 15, 2004, of our report dated February 10, 2004, except as to note 19, which is as of March 1, 2004, relating to the consolidated balance sheets of ZiLOG Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2003, the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001, which report appears in Form 10-K of ZiLOG, Inc. filed on March 26, 2004.

Our report dated February 10, 2004, except as to note 19, which is as of March 1, 2004, contains two explanatory paragraphs. The first paragraph states that effective as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The second paragraph states that the Company’s plan to reorganization under Chapter 11 of the United States Bankruptcy Code became effective on May 13, 2002; however, for financial reporting purposes the effective date of the reorganization is considered to be April 30, 2002. As a result of the adoption of “fresh-start” reporting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the consolidated financial statements as of the year ended December 31, 2003, and as of and for the eight months ended December 31, 2002 are presented on a different reporting basis than the periods before the emergence from bankruptcy and, are therefore, not comparable.

Mountain View, California

April 13, 2004